Exhibit 99.4

THE BANK OF NEW YORK COMPANY, INC.

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Cash and due from banks	$2,159	$2,840
Interest-bearing deposits with banks	13,474	13,172
Federal funds sold and securities purchased under resale agreements	1,712	5,114
Securities
Held-to-maturity (fair value of $1,557 at 03/31/07 and $1,710 at 12/31/06)	1,572	1,729
Available-for-sale	22,124	19,377

Total securities	23,696	21,106
Trading assets at fair value	3,675	5,544
Loans	38,289	37,793
Reserve for loan losses	(290)	(287)

Net loans	37,999	37,506
Premises and equipment	1,064	1,050
Accrued interest receivable	409	422
Goodwill	5,131	5,172
Intangible assets	1,447	1,453
Other assets	9,061	9,973
Assets of discontinued operations held for sale	21	18

Total assets	$99,848	$103,370

Liabilities
Deposits
Noninterest-bearing (principally domestic offices)	$17,269	$19,554
Interest-bearing deposits in domestic offices	9,312	10,041
Interest-bearing deposits in foreign offices	32,435	32,551

Total deposits	59,016	62,146
Federal funds purchased and securities sold under repurchase agreements	773	790
Trading liabilities	2,270	2,507
Payables to customers and broker-dealers	6,739	7,266
Other borrowed funds	1,714	1,625
Accrued taxes and other expenses	4,153	5,129
Other liabilities (including allowance for lending-related commitments of $135 at 03/31/07 and $150 at 12/31/06)	4,007	3,477
Long-term debt	9,585	8,773
Liabilities of discontinued operations held for sale	64	64

Total liabilities	88,321	91,777

Shareholders’ Equity
Common stock-par value $7.50 per share, authorized 2,400,000,000 shares, issued 1,054,488,125 shares at 03/31/07 and 1,053,752,916 shares at 12/31/06	7,909	7,903
Additional capital	2,203	2,142
Retained earnings	9,294	9,444
Accumulated other comprehensive income	(337)	(317)

	19,069	19,172
Less: Treasury stock (296,062,120 shares at 03/31/07 and 297,790,159 shares at 12/31/06), at cost	7,539	7,576
Loan to ESOP (101,753 shares at 03/31/07 and 12/31/06), at cost	3	3

Total shareholders’ equity	11,527	11,593

Total liabilities and shareholders’ equity	$99,848	$103,370

Notes:	(1)	See accompanying Notes to Consolidated Financial Statements.
	(2)	The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

THE BANK OF NEW YORK COMPANY, INC.

Consolidated Statements of Income

(In millions, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31, 2007	Dec 31, 2006	March 31, 2006
Noninterest Income
Securities servicing fees
Asset servicing	$393	$355	$335
Issuer services	319	340	154
Clearing services	278	263	342

Total securities servicing fees	990	958	831
Global payment services	50	51	51
Asset and wealth management fees	153	154	127
Performance fees	14	18	7
Financing-related fees	52	61	63
Foreign exchange and other trading activities	128	98	113
Securities gains/ (losses )	2	2	(4)
Asset/investment income	35	47	34
Other	51	52	43

Total noninterest income	1,475	1,441	1,265

Net Interest Income
Interest income	1,021	1,057	813
Interest expense	594	606	474

Net interest income	427	451	339
Provision for credit losses	(15)	(15)	—

Net interest income after provision for credit losses	442	466	339

Noninterest Expense
Staff	720	736	604
Net occupancy	79	73	68
Furniture and equipment	50	45	51
Clearing	37	38	50
Sub-custodian expenses	34	33	34
Software	54	59	55
Business development	30	30	23
Communications	19	23	26
Professional, legal, and other purchased services	130	125	82
Distribution and servicing	4	5	4
Amortization of intangible assets	28	34	13
Merger and integration costs	15	17	—
Other	72	67	59

Total noninterest expense	1,272	1,285	1,069

Income
Income from continuing operations before income taxes	645	622	535
Provision for income taxes	208	195	175

Income from continuing operations	437	427	360

Discontinued operations
Income (loss) from discontinued operations	(5)	2,130	102
Provision for income taxes	(2)	768	40

Income (loss) from discontinued operations, net	(3)	1,362	62

Net income	$434	$1,789	$422

Earnings per Share
Basic
Income from continuing operations	$0.58	$0.57	$0.47
Income from discontinued operations, net	—	1.82	0.08
Net income	0.58	2.39	0.55
Diluted
Income from continuing operations	$0.57	$0.56	$0.47
Income from discontinued operations, net	—	1.80	0.08
Net income	0.57	2.36	0.55
Average Shares Outstanding (in thousands)
Basic	750,737	746,688	763,851
Diluted	763, 083	757, 981	773, 630

Note:	(1)	See accompanying Notes to Consolidated Financial Statements.
	(2)	Certain prior periods’ amounts have been reclassified to conform to current period presentation.

THE BANK OF NEW YORK COMPANY, INC.

Consolidated Statement of Changes in Shareholders’

Equity For the three months ended March 31, 2007

(Dollars in millions)

(Unaudited)

Common stock
Balance, January 1		$7,903
Issuances in connection with employee benefit plans		6
Balance, March 31		7, 909
Additional capital
Balance, January 1		2, 142
Issuances in connection with employee benefit plans		61

Balance, March 31		2,203

Retained earnings
Balance, January 1		9, 444
Adjustments for the cumulative effect of applying FSP FAS 13-2 and FIN 48, net of taxes of $(214)		(416)
Balance, January 1 restated		9, 028
Net income	$434	434
Cash dividends on common stock		(168)

Balance, March 31		9,294

Accumulated other comprehensive income
Balance, January 1		(317)
Net unrealized derivative gain/ (loss) on cash flow hedges, net of taxes of $13	(19)	(19)
Foreign currency translation adjustment, net of taxes of $-	1	1
Other adjustments, net of taxes of $-	(2)	(2)

Balance, March 31		(337)

Total comprehensive income	$414

Less treasury stock
Balance, January 1		7, 516
Issued		(53)
Acquired		16

Balance, March 31		7,539

Less loan to ESOP
Balance, January 1		3
Loan to ESOP		—

Balance, March 31		3

Total shareholders’ equity, March 31, 2007		$11,527

Comprehensive income for the three months ended March 31, 2007 and 2006 was $414 and $367. See accompanying Notes to Consolidated Financial Statements.

THE BANK OF NEW YORK COMPANY, INC.

Consolidated Statements of Cash Flows

(Dollars in millions)

(Unaudited)

	For the three months ended March 31,
	2007	2006
Operating activities
Net income	$434	$422
Adjustments to determine net cash attributable to operating activities:
Provision for credit losses	(15)	5
Depreciation and amortization	127	117
Deferred income taxes	62	(37)
Securities gains and venture capital income	(18)	(17)
Change in trading activities	1, 608	(1,074)
Change in accruals and other, net	(151)	1, 117

Net cash provided by operating activities	2, 047	533

Investing activities
Change in interest-bearing deposits in banks	(219)	1, 100
Change in margin loans	34	777
Purchases of securities held-to-maturity	—	(303)
Paydowns of securities held-to-maturity	35	65
Maturities of securities held-to-maturity	129	40
Purchases of securities available-f or-sale	(4,887)	(3,260)
Sales of securities available-for-sale	60	890
Paydowns of securities available-for-sale	1, 071	1, 193
Maturities of securities available-for-sale	945	1,436
Net principal disbursed on loans to customers	(1,055)	(138)
Proceeds from loans held for sale and other loan sales	—	33
Change in federal funds sold and securities purchased under resale agreements	3, 402	(2,356)
Purchases of premises and equipment /capitalized software	(57)	(41)
Acquisitions, net of cash disbursed	(58)	(339)
Proceeds from the sale of premises and equipment	—	—
Other, net	858	(57)

Net cash provided by/(used for) investing activities	258	(960)

Financing activities
Change in deposits	(3,286)	637
Change in federal funds purchased and securities sold under repurchase agreements	(17)	69
Change in payables to customers and broker-dealers	(526)	(1,067)
Change in other borrowed funds	74	302
Net proceeds from the issuance of long-term debt	803	600
Repayments of long-term debt	(11)	(12)
Issuance of common stock	120	104
Tax benefit realized on share-based payment awards	15	9
Treasury stock acquired	(16)	(82)
Cash dividends paid	(168)	(164)

Net cash (used for)/provided by financing activities	(3,012)	396

Effect of exchange rate changes on cash	26	(76)

Change in cash and due from banks	(681)	(107)
Cash and due from banks at beginning of period	2, 840	3, 515
Cash related to discontinued operations	—	(544)

Cash and due from banks at end of period	$2,159	$2,864

Supplemental disclosures
Interest paid	$626	$510
Income taxes paid	643	328
Income taxes refunded	1	2

See accompanying Notes to Consolidated Financial Statements.

THE BANK OF NEW YORK COMPANY, INC.

Notes to Consolidated Financial Statements

1. General

The accounting and reporting policies of The Bank of New York Company, Inc., a financial holding company, and its consolidated subsidiaries (the “Company”) conform with U.S. generally accepted accounting principles and general practice within the banking industry. Such policies are consistent with those applied in the preparation of the Company’s annual financial statements.

The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its business segments: Asset and Wealth Management, Institutional Services, and Other. “Business Segment Accounting Principles” and “Segment Financial Data” are incorporated from the Business Segment Review section of Management’s Discussion and Analysis of the Company’s Financial Condition and Results of Operations (“MD&A”). There were no major customers from whom revenues were individually material to the Company’s performance.

The accompanying consolidated financial statements are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods have been made. Certain other reclassifications have been made to prior periods to place them on a basis comparable with current period presentation.

2. Accounting Changes and New Accounting Pronouncements

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” in 1995. At that time, as permitted by the standard, the Company elected to continue to apply the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and accounted for the options granted to employees using the intrinsic value method, under which no expense is recognized for stock options because they were granted at the stock price on the grant date and therefore have no intrinsic value.

On January 1, 2003, the Company adopted the fair value method of accounting for its options under SFAS 123 as amended by SFAS No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS 148 permitted three different methods of adopting fair value: (1) the prospective method, (2) the modified prospective method, and (3) the retroactive restatement method. Under the prospective method, options issued after January 1, 2003 are expensed while all options granted prior to January 1, 2003 are accounted for under APB 25 using the intrinsic value method. Consistent with industry practice, the Company elected the prospective method of adopting fair value accounting.

During the three months ended March 31, 2007, approximately 5.6 million options were granted. In the first quarters of 2007 and 2006, the Company recorded $14 million and $10 million of stock option expense.

The fair value of options granted in 2007 and 2006 were estimated at the grant date using the following weighted average assumptions:

	First Quarter
	2007	2006
Dividend yield	2.46%	2.44%
Expected volatility	23.35	21. 94
Risk free interest rates	4.42	4. 66
Expected options lives (in years)	6	5

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company adopted SFAS 123(R) on January 1, 2006 using the “modified prospective” method. Under this method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date. As of January 1, 2006, the Company was amortizing all of its unvested stock option grants.

Certain of the Company’s stock compensation grants vest when the employee retires. SFAS 123(R) requires the completion of expensing of new grants with this feature by the first date the employee is eligible to retire. For grants prior to January 1, 2006, the Company will continue to expense them over their stated vesting period. The adoption of SFAS 123(R) increased pre-tax expense in 2006 by $12 million.

In February 2006, the FASB issued SFAS No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments”, an amendment of SFAS 140 and SFAS 133. SFAS 155 permits the Company to elect to measure any hybrid financial instrument at fair value if the hybrid instrument contains an embedded derivative that otherwise would require bifurcation and be accounted for separately under SFAS 133. SFAS 155 clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement event after December 31, 2006. On January 17, 2007, the FASB issued Derivative Implementation Groups (“DIG”) Issue B40 which impacts how SFAS 155 is applied. The adoption of SFAS 155 and DIG Issue B40 did not have a significant impact on the Company’s investment activities.

In July 2006, the FASB issued FASB Staff Position (“FSP”) FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction,” revising the accounting guidance under SFAS No. 13 (“SFAS 13”), “Accounting for Leases,” for leveraged leases. This FSP modifies existing interpretations of SFAS 13 and associated industry practice. As a result in 2007, the Company recognized a one-time after-tax charge to equity of $389 million related to a change in the timing of its lease cash flows due to the LILO settlement. See “Commitments and Contingent Liabilities” in Notes to Consolidated Financial Statements. However, an amount approximating this one-time charge will be taken into income over the remaining term of the affected leases. In the first quarter of 2007, the Company recognized an after-tax income of $2 million. Since the Company has not yet reached a settlement with the IRS related to LILOs originated in 1998, the charge to equity was estimated assuming a December 31, 2007 settlement date. The portion of the one-time charge related to 1998 LILOs will be taken into income between the settlement date and the end of the lease term.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands additional disclosures about fair value measurements. SFAS 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants. SFAS 157 nullifies the consensus reached in EITF Issue No. 02-3 prohibiting the recognition of day one gain or loss on derivative contracts (and hybrid instruments measured at fair value under SFAS 133 as modified by SFAS 155) where the Company cannot verify all of the significant model inputs to observable market data and verify the model to market transactions. However, SFAS 157 requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model if market participants would also include such an adjustment. SFAS 157 will require the Company to consider the effect of its own credit standing in determining the fair value of its liabilities. In addition, SFAS 157 prohibits the recognition of “block discounts” for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market. The requirements of SFAS 157 are to be applied prospectively, except for changes in fair value measurements that result from the initial application of SFAS 157 to existing derivative financial instruments measured under EITF Issue No. 02-3, existing hybrid instruments measured at fair value, and block discounts, which are to be recorded as an adjustment to opening retained earnings in the year of adoption. The Company expects to adopt SFAS 157 on January 1, 2008. The Company is currently evaluating the impact of SFAS 157.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires the Company to (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the fiscal year, (c) recognize changes in the funded status of a defined postretirement plan in the year in which the changes occur (reported in comprehensive income) and (d) provide additional disclosure. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. The adoption of SFAS 158 resulted in a charge to equity of $264 million.

In 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertain tax positions in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 requires that a tax position meet a “more-likely-than-not threshold” for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet a more-likely-than-not recognition threshold will result in either reduction of current or deferred tax assets, and/or recording of current or deferred tax liabilities. The impact of adoption in 2007 was a charge to equity of $27 million. See “Income Taxes” in the Notes to Consolidated Financial Statements for further discussion related to FIN 48.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and to provide additional information that will help investors and other users of financial statements to understand more easily the effect on earnings of the company’s choice to use fair value. It also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The Company expects to adopt SFAS 159 along with SFAS 157 on January 1, 2008 and is currently evaluating the impact of SFAS 159.

Certain other prior year information has been reclassified to conform its presentation with the 2007 financial statements.

3. Acquisitions and Dispositions

The Company continues to be a selective acquirer of securities servicing and asset management businesses.

In the first quarter of 2007, the Company acquired certain clearing and custody relationships rights for cash. The Company frequently structures its acquisitions with both an initial payment and a later contingent payment tied to post-closing revenue or income growth. The Company records the fair value of contingent payments as an additional cost of the entity acquired in the period that the payment becomes probable.

Goodwill and tax-deductible portion of goodwill related to completed acquisitions in the first quarter of 2007 was zero. At March 31, 2007, the Company was liable for potential contingent payments related to acquisitions in the amount of $130 million. Cash paid or accrued for acquisitions and contingent payments was $89 million in the first quarter of 2007.

2007

In January 2007, certain clearing and custody relationships rights were acquired by the Company’s Pershing subsidiary. The transaction involved 46 organizations, comprised of 30 registered investment advisor firms and 16 introducing broker-dealer firms.

In March 2007, the Company sold its 49 percent stake in joint venture BNY Mortgage Co. to EverBank Financial Corp. The transaction is consistent with the Company’s recent strategic moves to focus on asset management and securities servicing.

In April 2007, the Company agreed to sell its 30% equity investment in RBS International Securities Services (Holdings) Limited to BNP Paribas Securities Services.

2006

On October 1, 2006, the Company sold its Retail Business to JPMorgan Chase for the net asset value plus a premium of $2.3 billion. JPMorgan Chase sold its corporate trust business to the Company for the net asset value plus a premium of $2.15 billion. The difference between premiums resulted in a net cash payment of $150 million to the Company. There is also a contingent payment of up to $50 million to the Company tied to customer retention. For further details, see “Discontinued Operations” in the Notes to the Consolidated Financial Statements.

JPMorgan Chase’s corporate trust business comprised issues representing $5 trillion in total debt outstanding. It had 2,400 employees in more than 40 locations globally. Prior to the acquisition, the Company’s corporate trust business comprised issues representing $3 trillion in total debt outstanding and had 1,300 employees in 25 locations globally.

The Company’s retail bank consisted of 338 branches in the Tri-State region, serving approximately 700,000 consumer households and small businesses with $13 billion in deposits and $9 billion in assets at September 30, 2006. The Company’s regional middle market businesses provided financing, banking and treasury services for middle market clients, serving more than 2,000 clients in the Tri-State region. Together, the units had 4,000 employees located in New York, New Jersey, Connecticut and Delaware.

The transaction further increases the Company’s focus on the securities services and wealth management businesses that have fueled the Company’s growth in recent years and that are at the core of its long-term business strategy.

The Company recorded an after-tax gain of $1,381 million on the sale of the Retail Business. The Company also expects to incur after-tax charges of $150 million related to the acquisition. The transaction is expected to be dilutive to GAAP earnings per share through 2009 (4.5 percent in 2007 to 1.5 percent in 2009), but to be accretive to cash earnings per share in 2009 when cost savings are fully phased in.

On a pro forma basis, if the acquisition of the Acquired Corporate Trust Business had occurred on January 1, 2006, the transaction would have had the following impact:

(Dollars in millions, except per share amounts)	For the three months ended March 31, 2006
	Reported	Pro Forma
Revenue	$1,604	$1,810
Net income from continuing operations	360	409
Net income	422	471
Diluted earnings per share from continuing operations	$0.47	$0.53
Diluted earnings per share	0.55	0.61

The pro forma results are based on adding the pre-tax historical results of the Acquired Corporate Trust Business to the Company’s results and adjusting for amortization of intangibles created in the transaction and taxes. The pro forma data does not include adjustments to reflect the Company’s operating costs or expected differences in the way funds generated by the Acquired Corporate Trust Business are invested. The pro forma data is intended for informational purposes and is not indicative of the future results of operations.

The Company’s transaction with JPMorgan Chase altered the composition of the balance sheet. When the Acquired Corporate Trust Business is fully integrated in 2007, approximately $14 billion of U.S. dollar retail deposits will have been replaced with between $11 billion and $14 billion of institutional corporate trust deposits. Between $7 billion and $10 billion of deposits related to the Acquired Corporate Trust Business have not yet transitioned to the Company. These deposits will transition to the Company as regulatory approval is received to operate in certain foreign locations and as the novation process proceeds in other foreign locations. The Company expects the transition will be substantially complete by June 30, 2007. Until the transition is complete, JPMorgan Chase will pay the Company for the net economic value of these deposits. In the first quarter of 2007, the Company recorded $25 million of net economic value payments in noninterest income, compared with $23 million in the fourth quarter of 2006. On the asset side of the balance sheet, approximately $8 billion of retail and middle market loans included in the sale of the Retail Business have been replaced with liquid assets and securities. Goodwill and intangibles related to the Acquired Corporate Trust Business were approximately $2.3 billion.

On October 2, 2006, the Company completed the transaction resulting in the formation of BNY ConvergEx Group. BNY ConvergEx Group brought together BNY Securities Group’s trade execution, commission management, independent research and transition management business with Eze Castle Software, a leading provider of trade order management and related investment technologies. This transaction enabled the Company to achieve several objectives including repositioning its execution services business for faster growth and enhancing the product offering for the Company’s client base, while allowing the Company to withdraw capital committed to the business.

BNY ConvergEx Group is a leading global agency brokerage and technology company offering a complete spectrum of pre-trade, trade, and post-trade solutions for traditional money managers, hedge funds, broker-dealers, corporations and plan sponsors. BNY ConvergEx Group has a global presence in New York, Boston, San Francisco, Chicago, Dallas, Stamford, London, Bermuda, Tokyo, Hong Kong, and Sydney.

The Company and GTCR Golder Rauner, LLC each hold a 35 percent stake in BNY ConvergEx Group, with the balance held by Eze Castle Software’s investors and BNY ConvergEx Group’s management team. BNY ConvergEx Group, with pro forma 2005 revenues of approximately $340 million, is an affiliate of The Bank of New York and is reflected on the Company’s financial statements as an equity investment. After the use of the proceeds to repurchase shares, the transaction is expected to be neutral to earnings per share.

The BNY Securities Group businesses included in BNY ConvergEx Group are BNY Brokerage, Lynch, Jones & Ryan, G-Port, Westminster Research and BNY Jaywalk. In addition, The Bank of New York’s B-Trade and G-Trade businesses are expected to become part of BNY ConvergEx Group in 2008, although in the interim they will continue to be owned by The Bank of New York.

On December 1, 2006, the Company sold its transfer agency software business, Rufus, to Bravura Solutions Limited (“Bravura”), a leading global supplier of wealth management applications and professional services, for approximately $38 million. Under the agreement, Bravura acquired all of the software and intellectual property comprising Rufus, and all existing employees will transfer to Bravura.

On December 3, 2006, the Company and Mellon entered into a definitive agreement to merge, creating the world’s largest securities servicing and asset management firm. The new company, which will be called The Bank of New York Mellon Corporation, will be the world’s leading asset servicer with Assets under Custody and Administration expected to exceed $18 trillion and the world’s leading corporate trustee with assets under trusteeship expected to exceed $8 trillion. It will rank among the top 10 global asset managers with assets under management expected to exceed $1.1 trillion.

The combined company is expected to have annual revenues of more than $12 billion, with approximately 28% derived from asset servicing, 38% from issuer services, clearing and execution services and treasury services, and 29% from asset and wealth management. By the end of 2008, the Company is expected to generate over $1 billion tangible capital per quarter. It will be well positioned to capitalize on global growth trends, including the evolution of emerging markets, the growth of hedge funds and alternative asset classes, the increasing need for more complex financial products and services, and the increasingly global need for people to save and invest for retirement. Almost a quarter of combined revenue will be derived internationally.

Under the terms of the agreement, the Company’s shareholders will receive 0.9434 shares in the new company for each share of the Company that they own and Mellon shareholders will receive one share in the new company for each Mellon share they own.

To induce Mellon to enter into the merger agreement, the Company granted Mellon an option to purchase up to 149,621,546 shares of the Company’s common stock at a price per share equal to the lesser of $35.48 and the closing sale price of the Company’s common stock on the trading day immediately preceding the exercise date; but in no case may Mellon acquire more than 19.9% of the outstanding shares of the Company’s common stock under this stock option agreement. Mellon cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving the Company and a third party.

The option could have the effect of discouraging a third party from trying to acquire the Company prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, the Company may be required to repurchase the option and/or any shares of the Company’s common stock purchased by Mellon under the option at a predetermined price, or Mellon may choose to surrender the option to the Company for a cash payment of $1.15 billion. In no event will the total profit received by Mellon with respect to this option exceed $1.3 billion.

To induce the Company to enter into the merger agreement, Mellon granted the Company an option to purchase up to 82,641,656 shares of Mellon common stock at a price per share equal to the lesser of $40.05 and the closing sale price of Mellon common stock on the trading day immediately preceding the exercise date; but in no case may the Company acquire more than 19.9% of the outstanding shares of Mellon common stock under this stock option agreement. The Company cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Mellon and a third party.

The option could have the effect of discouraging a third party from trying to acquire Mellon prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, Mellon may be required to repurchase the option and/or any shares of Mellon common stock purchased by the Company under the option at a predetermined price, or the Company may choose to surrender the option to Mellon for a cash payment of $725 million. In no event will the total profit received by the Company with respect to this option exceed $825 million.

On December 19, 2006, the Company acquired the remaining 50% stake in AIB/BNY Securities Services (Ireland) Ltd. (AIB/BNY) that it did not own from Allied Irish Banks, p.l.c. (“AIB”). AIB/BNY was established in 1995 as a joint venture between AIB and the Company to provide a range of services for a number of fund structures domiciled in Ireland. At acquisition, AIB/BNY had $210 billion assets under administration and employed 600 staff in its Dublin and Cork offices.

4. Discontinued Operations

On October 1, 2006, the Company acquired JPMorgan Chase’s corporate trust business and JPMorgan Chase acquired the Company’s Retail Business. The Company adopted discontinued operations accounting for its Retail Business. Also included in the sales agreement are provisions related to transitional services that will be provided for a period of up to 8 months after closing, subject to extensions. The results from continuing operations exclude the results of the Company’s Retail Business and include the operations of the Acquired Corporate Trust Business only after October 1, 2006.

Results for all the Retail Business are reported separately as discontinued operations for all periods presented. The assets and liabilities of the businesses sold are included in assets of discontinued operations held for sale and liabilities of discontinued operations held for sale on the consolidated balance sheet. Net interest income has been computed by allocating investment securities and federal funds sold and related interest income to discontinued operations to match the amount and duration of the assets sold with the amount and duration of the liabilities sold.

Summarized financial information for discontinued operations related to the Retail Business is as follows:

(In millions)	1Q07	4Q06	1Q06
Noninterest income (1)	$14	$2,174	$71
Net interest income	—	—	149

Total revenue, net of interest expense	$14	$2,174	$220

Income (loss) from discontinued operations (1)	$(5)	$2,130	$102
Income taxes (benefits)	(2)	768	40

Income (loss) from discontinued operations, Net of taxes	$(3)	$1,362	$62

(1)	Including the $2,159 million pre-tax gain on the sale of the Retail Business in the fourth quarter of 2006.

Assets and liabilities of discontinued operations held for sale as of March 31, 2007 and December 31, 2006 were not significant.

5. Goodwill and Intangibles

Goodwill by reportable segment is as follows:

(In millions)	March 31, 2007	December 31, 2006
Asset and wealth management	$622	$605
Institutional services	4,509	4,567

Consolidated total	$5,131	$5,172

The changes in goodwill during the first quarter of 2007 were as follows:

(In millions)
Balance at December 31, 2006	$5,172
Acquisitions	8
Foreign exchange translation	2
Other (1)	(51)

Balance at March 31, 2007	$5,131

(1)	Other changes in goodwill include purchase price adjustments and certain other reclassifications.

The	Company’s reporting units are tested annually for goodwill impairment.

Intangible Assets

	March 31, 2007				December 31, 2006
(Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Amortization Period in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Names	$370	$—	$370	Indefinite Life	$370	$—	$370
Customer relationships	1,253	(176)	1,077	13	1,231	(148)	1,083
Other intangible assets	8	(8)	—	—	17	(17)	—

The aggregate amortization expense of intangibles was $28 million and $13 million for the quarters ended March 31, 2007 and 2006, respectively. Estimated amortization expense for current intangibles for the next five years is as follows:

(In millions)	For the Year Ended December 31,	Amortization Expense
	2007	$114
	2008	114
	2009	112
	2010	111
	2011	111

6. Allowance for Credit Losses

The allowance for credit losses is maintained at a level that, in management’s judgment, is adequate to absorb probable losses associated with specifically identified loans, as well as estimated probable credit losses inherent in the remainder of the credit portfolio at the balance sheet date. Management’s judgment includes the following factors, among others: risks of individual credits; past experience; the volume, composition, and growth of the credit portfolio; and economic conditions.

The Company conducts a quarterly portfolio review to determine the adequacy of its allowance for credit losses. All commercial loans over $1 million are assigned to specific risk categories. Smaller commercial and consumer exposures are evaluated on a pooled basis and assigned to specific risk categories. Following this review, senior management of the Company analyzes the results and determines the allowance for credit losses. The Company’s Board of Directors reviews the allowance at the end of each quarter.

The portion of the allowance for credit losses allocated to impaired loans (nonaccrual commercial loans over $1 million) is measured by the difference between their recorded value and fair value. Fair value is determined by one of the following: present value of the expected future cash flows from borrowers, the market value of the loan, or the fair value of the collateral. See “Critical Accounting Policies” and “Allowance” in the MD&A section for additional information.

Commercial loans are placed on nonaccrual status when collateral is insufficient and principal or interest is past due 90 days or more, or when there is reasonable doubt that interest or principal will be collected. Accrued interest is usually reversed when a loan is placed on nonaccrual status. Interest payments received on nonaccrual loans may be recognized as income or applied to principal depending upon management’s judgment. Nonaccrual loans are restored to accrual status when principal and interest are current or they become fully collateralized. Consumer loans are not classified as nonperforming assets, but are charged off and interest accrued is suspended based upon an established delinquency schedule determined by product. Real estate acquired in satisfaction of loans is carried in other assets at the lower of the recorded investment in the property or fair value minus estimated costs to sell.

Transactions in the allowance for credit losses are summarized as follows:

(In millions)	Three Months Ended March 31, 2007
	Allowance for Loan Losses	Allowance for Lending-Related Commitments	Allowance for Credit Losses
Balance, beginning of period	$287	$150	$437
Charge-offs	—	(5)	(5)
Recoveries	8	—	8

Net (charge-offs)/recoveries	8	(5)	3
Provision	(5)	(10)	(15)

Balance, end of period	$290	$135	$425

(In millions)	Three Months Ended March 31, 2007
	Allowance for Loan Losses	Allowance for Lending-Related Commitments	Allowance for Credit Losses
Balance, beginning of period	$326	$144	$470
Charge-offs	(2)	—	(2)
Recoveries	6	—	6

Net (charge-offs)/recoveries	4	—	4
Provision	4	(4)	—

Balance, end of period	$334	$140	$474

7. Other Assets

In Millions	March 31, 2007	December 31, 2006
Accounts and interest receivable	$2,621	$3,443
Fails to deliver	1, 136	1, 523
Other investments	963	857
Prepaid pension assets	624	635
Software	387	388
Margin deposits	494	324
Prepaid expenses	250	223
Due from customers on acceptance	285	213
Other	2,301	2,367

Total other assets	$9,061	$9,973

8. Net Interest Income

(In millions)	Quarter Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Interest Income
Loans	$407	$422	$310
Margin loans	84	83	77
Securities
Taxable	293	274	265
Exempt from federal income taxes	1	1	9

	294	275	274
Deposits in banks	146	167	86
Federal funds sold and securities purchased under resale agreements	57	78	15
Trading assets	33	32	51

Total interest income	1,021	1,057	813

Interest Expense
Deposits	400	397	298
Federal funds purchased and securities sold under repurchase agreements	19	16	20
Other borrowed funds	13	30	20
Customer payables	42	43	40
Long-term debt	120	120	96

Total interest expense	594	606	474

Net interest income	$427	$451	$339

9. Capital Transactions

The Company has 5 million authorized shares of Class A convertible preferred stock having a par value of $2.00 per share. At December 31, 2006, 3,000 shares were outstanding. On January 22, 2007, the Company redeemed 300 shares of Class A convertible preferred stock at a per share redemption price of $25 plus accrued dividends of $11.03. The remaining 2,700 shares were converted into Company common stock with shareholders receiving 7.39644 shares of Company common stock for each share of Class A convertible preferred stock.

In addition to the Class A preferred stock, the Company has 5 million authorized shares of preferred stock having no par value, with no shares outstanding at March 31, 2007 and December 31, 2006, respectively.

On April 10, 2007, the Board of Directors declared a quarterly dividend of 22 cents per share payable May 4, 2007 to shareholders of record on April 25, 2007.

The Company repurchased 363,080 shares of the Company’s common stock in the first quarter of 2007.

10. Earnings Per Share

The following table illustrates the computations of basic and diluted earnings per share:

(In millions, except per share amounts)	Three Months Ended March 31,
	2007	2006
Income from continuing operations	$437	$360
Income (loss) from discontinued operations	(3)	62

Net income (1)	$434	$422

Basic weighted average shares outstanding	751	764
Shares issuable upon conversion of employee stock options	12	10

Diluted weighted average shares outstanding	763	774

Basic earnings per share:
Income from continuing operations	$0.58	$0.47
Income from discontinued operations	—	0.08
Net income	0.58	0.55
Diluted earnings per share:
Income from continuing operations	$0.57	$0.47
Income from discontinued operations	—	0.08
Net income	0.57	0.55

(1)	Net income, net income available to common shareholders and diluted net income are the same for all periods presented.

11. Employee Benefit Plans

The components of net periodic benefit cost are as follows:

	Pension Benefits				Healthcare Benefits
	Three Months Ended March 31,				Three Months Ended March 31,
	Domestic		Foreign		Domestic
(In millions)	2007	2006	2007	2006	2007	2006
Net periodic cost (income)
Service cost	$10	$12	$2	$2	$—	$—
Interest cost	12	13	3	3	3	2
Expected return on assets	(26)	(25)	(4)	(3)	(1)	(1)
Other	5	9	1	1	2	3

Net periodic cost (income) (1)	$1	$9	$2	$3	$4	$4

(1)	Pension benefits expense includes discontinued operations expense $1.5 million for the three months ended March 31, 2006.

12. Income Taxes

The statutory federal income tax rate is reconciled to the Company’s effective income tax rate below:

	Three Months Ended March 31,
	2007	2006
Federal rate	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	3.0	2.2
Nondeductible expenses	0.1	0.2
Credit for synthetic fuel investments	(1.2)	(1.0)
Credit for low-income housing investments	(1.2)	(1.9)
Tax-exempt income from municipal securities	(0.1)	(0.1)
Other tax-exempt income	(1.0)	(1.2)
Foreign operations	(0.7)	(0.9)
Leveraged lease portfolio	(1.1)	(0.1)
Tax reserve - LILO exposure	0.1	0.6
Other - net	(0.7)	(0.1)

Effective rate	32.2%	32.7%

The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a $27 million increase in its liability for uncertain tax benefits (“Tax Reserves”), which reduced the January 1, 2007, retained earnings balance. The Company’s total Tax Reserves as of the date of adoption were $250 million. If these Tax Reserves were unnecessary, $174 million would affect the effective tax rate in future periods and $76 million would impact deferred taxes. Included in the above Tax Reserves is accrued interest and penalties, where applicable, of $31 million. The Company recognizes accrued interest and penalties, if applicable, related to income taxes in income tax expense.

The Company’s federal consolidated income tax returns are closed to examination through 1995. Although the IRS has completed its examination for 1996 and 1997, at this time a formal revenue agent’s report has not been received. The Company believes it is unlikely that there will be any changes to those years that would affect the Tax Reserves. The IRS is currently examining the Company’s consolidated income tax returns for tax years 1998 through 2002. The Company’s New York State and New York City return examinations have been completed through 1993. New York State and New York City are currently examining the Company’s tax returns for the years 1994 through 1996. The Company’s United Kingdom income tax returns are closed through 1999.

The Company has Tax Reserves related to transactions occurring in the years 1998 through 2002 that are currently under examination by the IRS. The outcome of such examination is not yet determinable. Additionally, the Company has Tax Reserves for uncertain tax benefits associated with certain tax credits. The Company does not expect that the resolution of these and other issues over the next twelve months will have a material impact on its financial statements.

13. Derivatives and Hedging Relationships

Derivative contracts, such as futures contracts, forwards, interest rate swaps, foreign currency swaps and options and similar products used in trading activities, are recorded at fair value. The Company does not recognize gains or losses at the inception of derivative transactions if the fair value is not determined based upon observable market transactions and market data. Gains and losses are included in foreign exchange and other trading activities in noninterest income. Unrealized gains and losses are reported on a gross basis in trading account assets and trading liabilities, after taking into consideration master netting agreements.

The Company enters into various derivative financial instruments for non-trading purposes primarily as part of its asset/liability management (“ALM”) process. These derivatives are designated as fair value and cash flow hedges of certain assets and liabilities when the Company enters into the derivative contracts. Gains and losses associated with fair value hedges are recorded in income as well as any change in the value of the related hedged item. Gains and losses on cash flow hedges are recorded in other comprehensive income. If a derivative used in ALM does not qualify as a hedge it is marked to market and the gain or loss is included in net interest income.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets or liabilities on the balance sheet.

The Company formally assesses both at the hedge’s inception and on an ongoing basis whether the derivatives that are used in hedging transactions are highly effective and whether those derivatives are expected to remain highly effective in future periods. The Company evaluates ineffectiveness in terms of amounts that could impact a hedge’s ability to qualify for hedge accounting and the risk that the hedge could result in more than a de minimus amount of ineffectiveness. At inception, the potential causes of ineffectiveness related to each of its hedges is assessed to determine if the Company can expect the hedge to be highly effective over the life of the transaction and to determine the method for evaluating effectiveness on an ongoing basis. Recognizing that changes in the value of derivatives used for hedging or the value of hedged items could result in significant ineffectiveness, the Company has processes in place designed to identify and evaluate such changes when they occur. Quarterly, the Company performs a quantitative effectiveness assessment and records any ineffectiveness.

The Company utilizes interest rate swap agreements to manage its exposure to interest rate fluctuations. For hedges of fixed-rate loans, asset-backed securities, deposits and long-term debt, the hedge documentation specifies the terms of the hedged items and interest rate swaps and indicates that the derivative is hedging a fixed rate item and is a fair value hedge, that the hedge exposure is to the changes in the fair value of the hedged item due to changes in benchmark interest rates, and that the strategy is to eliminate fair value variability by converting fixed rate interest payments to LIBOR.

The fixed-rate loans hedged generally have a maturity of 9 to 12 years and are not callable. These loans are hedged with “pay fixed rate, receive variable rate” swaps with similar notional amounts, maturities, and fixed rate coupons. The swaps are not callable. At March 31, 2007, $42 million of loans were hedged with interest rate swaps which had notional values of $42 million.

The securities hedged generally have a weighted average life of 10 years or less and are callable six months prior to maturity. These securities are hedged with pay fixed rate, receive variable rate swaps of like maturity, repricing and fixed-rate coupon. The swaps are callable six months prior to maturity. At March 31, 2007, $227 million of securities were hedged with interest rate swaps which had notional values of $227 million.

The fixed-rate deposits hedged generally have original maturities of 1 to 12 years (21% are one year deposits) and, except for three deposits, are not callable. These deposits are hedged with receive fixed rate, pay variable rate swaps of similar maturity, repricing and fixed rate coupon. The swaps are not callable except for the three that hedge the callable deposits. At March 31, 2007, $880 million of deposits were hedged with interest rate swaps which had notional values of $880 million.

The fixed-rate long-term debt hedged generally has an original maturity of 4 to 30 years. The Company issues both callable and non- callable debt. The non-callable debt is hedged with simple interest rate swaps similar to those described for deposits. Callable debt is hedged with callable swaps where the call dates of the swaps exactly match the call dates of the debt. At March 31, 2007, $6,212 million of debt was hedged with interest rate swaps which had notional values of $6,237 million.

In addition to the fair value hedges discussed above, the Company has two cash flow hedges utilizing interest rate swaps to hedge the variability in expected future cash flows attributable to floating rates on an a deposit and a long-term debt issue. The hedge documentation specifies the terms of the hedged items and interest rate swaps and indicates that the derivative is hedging future variable interest payments and is a cash flow hedge, that the hedge exposure is the variability in interest payments, and that the strategy is to eliminate variability by converting floating rate interest payments to fixed payments. For cash flow hedges the interest rate swap is marked to market with the changes in value recorded in other comprehensive income. The amount recognized as other comprehensive income for the cash flow hedge is reclassified to net interest income as interest is realized on the hedged item.

The deposit hedged has a principal amount of $275 million and has a LIBOR based floating rate and an 18 month original maturity. The deposit is hedged with a receive LIBOR, pay fixed rate swap with the same maturity and interest payment dates as the deposit to eliminate the variability in interest payments on the deposit. During the next twelve months, net losses of less than $1 million (pre-tax) included in other comprehensive income are expected to be reclassified to income.

The long-term debt hedged has a principal amount of $400 million and has a LIBOR based floating rate and a 2 year original maturity. The debt is hedged with a receive LIBOR, pay fixed rate swap with the same maturity and interest payment dates as the debt to eliminate the variability in interest payments on the debt. During the next twelve months, net losses of less than $2 million (pre-tax) included in other comprehensive income are expected to be reclassified to income.

In addition, the Company enters into foreign exchange hedges. The Company uses forward foreign exchange contracts with maturities of 12 months or less to hedge its Sterling and Euro foreign exchange exposure with respect to forecasted expense transactions in non-U.S. entities which have the U.S. dollar as their functional currency. As of March 31, 2007, the hedged forecasted foreign currency transactions and linked foreign exchange forward hedges were $93 million with $3 million (pre-tax) gains recorded in other comprehensive income. These gains are expected to be reclassified to expense over the next nine months.

Forward foreign exchange contracts are also used to hedge the value of the Company’s investments in foreign subsidiaries. These forward contracts have a maturity of less than six months. The derivatives employed are designated as net investment hedges of changes in value of the Company’s foreign investment due to exchange rates, such that changes in value of the forward exchange contracts offset the changes in value of the foreign investments due to changes in foreign exchange rates. The change in fair market value of these contracts is deferred and reported within accumulated translation adjustments in shareholders’ equity, net of tax effects. At March 31, 2007, foreign exchange contracts, with notional amounts totaling $1,894 million, were designated as hedges of corresponding amounts of net investments.

The Company discontinues hedge accounting prospectively when it determines that a derivative is no longer an effective hedge, the derivative expires or is sold, or management discontinues the derivative’s hedge designation.

Ineffectiveness related to derivatives and hedging relationships was recorded in income as follows:

(In millions)	Three Months Ended March 31,
Hedges	2007	2006
Fair value hedge of loans	$(0.1)	$0.2
Fair value hedge of securities	0.1	—
Fair value hedge of deposits and long-term debt	(0.5)	0.5
Cash flow hedges	(0.5)	(0.2)
Other	—	(0.3)

Total	$(1.0)	$0.2

Other includes ineffectiveness recorded on foreign exchange hedges.

14. Commitments and Contingent Liabilities

In the normal course of business, various commitments and contingent liabilities are outstanding which are not reflected in the accompanying consolidated balance sheets. Management does not expect any material losses to result from these matters.

The Company’s significant trading and off-balance sheet risks are securities, foreign currency and interest rate risk management products, commercial lending commitments, letters of credit, and securities lending indemnifications. The Company assumes these risks to reduce interest rate and foreign currency risks, to provide customers with the ability to meet credit and liquidity needs, to hedge foreign currency and interest rate risks, and to trade for its own account. These items involve, to varying degrees, credit, foreign exchange, and interest rate risk not recognized in the balance sheet. The Company’s off-balance sheet risks are managed and monitored in manners similar to those used for on-balance sheet risks. There are no significant industry concentrations of such risks.

A summary of the notional amount of the Company’s off-balance sheet credit transactions, net of participations, at March 31, 2007 and December 31, 2006 follows:

Off-Balance Sheet Credit Risks
(In millions)	March 31, 2007	December 31, 2006
Lending commitments	$37,530	$37,364
Standby letters of credit	10,410	10, 902
Commercial letters of credit	1, 064	1, 195
Securities lending indemnifications	396,722	398,675

The total potential loss on undrawn commitments, standby and commercial letters of credit, and securities lending indemnifications is equal to the total notional amount if drawn upon, which does not consider the value of any collateral. Since many of the commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements. The allowance for lending-related commitments at March 31, 2007 and December 31, 2006 was $135 million and $150 million.

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (the Company) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. The Company generally lends securities with indemnification against broker default. The Company generally requires the borrower to provide 102% cash collateral which is monitored on a daily basis, thus reducing credit risk. Security lending transactions are generally entered into only with highly-rated counterparties. At March 31, 2007 and December 31, 2006, securities lending indemnifications were secured by collateral of $407.3 billion and $405.5 billion, respectively.

Standby letters of credit principally support corporate obligations and include $1.1 billion that were collateralized with cash and securities on March 31, 2007 and $1.0 billion on December 31, 2006. At March 31, 2007, approximately $6.8 billion of the standby letters of credit will expire within one year, and the remaining balance will expire between one to five years.

The notional amounts for other off-balance sheet risks (See “Trading Activities” in the MD&A section) express the dollar volume of the transactions; however, credit risk is much smaller. The Company performs credit reviews and enters into netting agreements to minimize the credit risk of foreign currency and interest rate risk management products. The Company enters into offsetting positions to reduce exposure to foreign exchange and interest rate risk.

Other

The Company has provided standard representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar types of arrangements and customary indemnification for claims and legal proceedings related to its provision of financial services. Insurance has been purchased to mitigate certain of these risks. The Company is a minority equity investor in, and member of, several industry clearing or settlement exchanges through which foreign exchange, securities, or other transactions settle. Certain of these industry clearing or settlement exchanges require their members to guarantee their obligations and liabilities or to provide financial support in the event other partners do not honor their obligations. It is not possible to estimate a maximum potential amount of payments that could be required with such agreements.

In the ordinary course of business, the Company makes certain investments that have tax consequences. From time to time, the IRS may question or challenge the tax position taken by the Company. The Company engaged in certain types of structured cross-border leveraged leasing investments, referred to as “LILOs”, prior to mid-1999 that the IRS has challenged. In 2004, the IRS proposed adjustments to the Company’s tax treatment of these transactions. On February 28, 2006, the Company settled this matter with the IRS relating to LILO transactions closed in 1996 and 1997. The settlement did not affect 2006 net income, as the impact of the settlement was fully reserved.

The Company’s 1998 leveraged lease transactions are in a subsequent audit cycle and were not part of the settlement. The Company believes that a comparable settlement for 1998 may be possible, given the similarity between these leases and the settled leases. However, negotiations are ongoing and the treatment of the 1998 leases may still be litigated if an acceptable settlement cannot be reached. Under current U.S. generally accepted accounting principles, if the 1998 leases are settled on a basis comparable to the 1996 and 1997 leases, the Company would not expect the settlement of the 1998 leases to have an impact on net income, based on existing reserves.

In the fourth quarter of 2005 the Company deposited funds with the IRS in anticipation of reaching a settlement on all of its LILO investments.

On February 11, 2005, the IRS released Notice 2005-13, which identified certain lease investments known as “SILOs” as potentially subject to IRS challenge. The Company believes that certain of its lease investments entered into prior to 2004 may be consistent with transactions described in the notice. Although it is likely the IRS will challenge the tax benefits associated with these leases in 2007, the Company remains confident that its tax treatment of the leases complied with statutory, administrative and judicial authority existing at the time they were entered into.

In 2001 and 2002, the Company entered into various structured transactions that involved, among other things, the payment of U.K. corporate income taxes that were credited against the Company’s U.S. corporate income tax liability. The IRS is currently reviewing these transactions and it is likely that some or all of the credits will be challenged upon completion of the review. If necessary the Company will vigorously defend its position and believes that any tax benefits associated with these transactions were consistent with the applicable statutory, judicial and administrative authority.

The Company currently believes it has adequate tax reserves to cover its LILO exposure and any other potential tax exposures, based on a probability assessment of various potential outcomes. Probabilities and outcomes are reviewed as events unfold, and adjustments to the reserves are made when appropriate.

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to a number of pending and potential legal actions, including actions brought on behalf of various classes of claimants, and regulatory matters. Claims for significant monetary damages are asserted in certain of these actions and proceedings. Due to the inherent difficulty of predicting the outcome of such matters, the Company cannot ascertain what the eventual outcome of these matters will be; however, based on current knowledge and after consultation with legal counsel, the Company does not believe that judgments or settlements, if any, arising from pending or potential legal actions or regulatory matters, either individually or in the aggregate, after giving effect to applicable reserves, will have a material adverse effect on the consolidated financial position or liquidity of the Company although they could have a material effect on net income for a given period. The Company intends to defend itself vigorously against all of the claims asserted in these legal actions.

See discussion of contingent legal matters in the “Legal and Regulatory Proceedings” section.